Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Announces Paredones Amarillos Feasibility Study Results and Provides Update on Permitting Status for the Project

Denver, Colorado, September 8, 2008 – Vista Gold Corp. (“Vista” or the “Company”) (TSX & AMEX:  VGZ) is pleased to announce the results of the feasibility study (“Study”) on the Company’s wholly-owned Paredones Amarillos gold project located in Baja California Sur (“BCS”), Mexico.  The Study was prepared by SRK Consulting of Lakewood, Colorado (“SRK”).  The technical portions of the Study contracted directly by Vista and supervised by SRK were completed by Mine Development Associates (resource/reserve estimates, mine planning and mining capital/operating cost estimates), KD Engineering (process engineering, infrastructure design and process capital/operating cost estimates), Resource Development, inc. (metallurgical testing and review), Golder Associates Inc. (waste rock characterization and tailings impoundment facility design/construction cost estimates), Corporacion Ambiental de Mexico S.A. de C.V. (environmental and socio-economic baseline), Veolia Water Systems Mexico S.A. de C.V. (desalination plant design and capital/operating costs) and SRK (pit slope stability evaluation, closure plan/cost estimates and economic analysis).  Dr. Neal Rigby, CENG, MIMMM, PhD, Principal of SRK Consulting, an independent Qualified Person as defined by Canadian National Instrument 43-101 (“NI 43-101”), prepared or supervised the preparation of material on behalf of SRK Consulting.  Steven Ristorcelli, P. Geo. and Thomas Dyer, P. Eng., both of Mine Development Associates, independent Qualified Persons as defined by NI 43-101, prepared or supervised the preparation of material on behalf of Mine Development Associates.  Dr. Rigby, Mr. Ristorcelli and Mr. Dyer have reviewed this press release and have consented to its release.  The feasibility study will be filed on SEDAR in its entirety within the following 45 days.

The highlights from the Study include the following estimates (all currency amounts are in U.S. Dollars):

Resource and Reserve Estimates

Measured Resources (at a 0.4 g Au/tonne cut-off): (1), (2)	9.390 million tonnes at 1.10 g Au/tonne containing 332,000 ounces of gold
Indicated Resources (at a 0.4 g Au/tonne cut-off): (1), (2)	61.216 million tonnes at 0.91 g Au/tonne containing 1,787,000 ounces of gold
Proven and Probable Reserves (at a $700 gold price and 0.4 g Au/tonne cut-off): (2), (4)	37.95 million tonnes at 1.08 g/t containing 1,315,000 ounces gold

Selected Operating, Cost and Return Estimates

Stripping Ratio:	3.57 (tonnes waste:tonnes ore)
Life-of-Mine:	9.5 years
Life-of-Mine Gold Production:	1,203,000 ounces
Average Annual Gold Production:	127,400 ounces per year (142,900 ounces per year for the first five years)
Pre-Production Capital Costs:	$196.7 million ($165 per ounce gold produced)
Cash Operating Costs (life-of-mine average):	$419 per ounce gold produced ($388 per ounce gold produced for the first five years)
Internal Rate of Return @ $771 average gold price (Base Case Gold Price Profile):	21.0% before-tax 16.6% after-tax

General

The Paredones Amarillos gold project is located approximately 55 km south of La Paz in BCS, Mexico.  The Study includes a description of the geology, mining and milling operations, tailings impoundment facility, desalination plant, and all project-associated infrastructure, estimated resources and reserves, and the proposed mining plan with the associated mining and processing equipment.  The Paredones Amarillos deposit is a silicified shear zone locally known as cataclasite.  The shear zone generally lies between the granodiorite basement rock and a diorite cap.  The proposed pit is oriented approximately east-west and would have two distinct lobes.  The metallurgical recovery is estimated to be 91.5% for gold.

Capital and Operating Cost Estimates

Estimated Life-of-Mine average cash production costs are projected to be US$419 per ounce, with lower costs of US$388 per ounce projected during the first five years of production. Operating costs used diesel prices effective as of May 2008 and energy prices effective as of the first quarter 2008.  Pre-production capital costs, including contingency, owner’s costs and working capital, are estimated to be US$196.7 million or $165 per ounce of gold produced.  Total capital costs including replacement and reclamation over the life of the project are estimated to be US$191 per ounce of gold produced.

Estimated Resources and Reserves

A new resource estimate was completed, dated September 5, 2008, by Mine Development Associates under the direction of Mr. Steven Ristorcelli, P. Geo., an independent Qualified Person as defined by NI 43-101.  The resource estimate was prepared using industry standard software and estimation methodologies.  Previous technical reports contain extensive geologic and technical information related to the deposit for which the estimate is prepared.  The last technical report was filed on SEDAR on June 27, 2007, and is entitled the “Updated Technical Report Paredones Amarillos Project, Baja California Sur, Mexico,” and is dated June 20, 2007.  The drilling and associated work used in the estimate was undertaken between 1974 and 2005, but most of the drilling was completed between 1995 and 1996.  Of the 438 holes in the data base, 387 holes containing 51,622 samples were used in the resource estimate.  Mr. Ristorcelli reviewed available information necessary for the preparation of the resource estimate, including sampling, analytical, drilling and geologic.  Following a review of the available documentation pertaining to the sampling programs, the data was deemed sufficiently accurate to use for resource estimation.  However, Mr. Ristorcelli noted that some of the early program’s quality assurance and quality control procedures were poorly documented and that an apparent bias may exist between some of the assay values and the check assay values of the same samples.  As the original samples were not preserved and cannot be reassayed, at Vista’s request, Mr. Ristorcelli has recommended a 12-15 hole drill program to confirm the validity of the resource model that relied on those assays whose check assay bias is unresolved.  Mr. Ristorcelli undertook multiple checks to assess the validity of the model and classified the resource into Measured, Indicated and Inferred categories to be in compliance with the NI 43-101 requirement of following “CIM Standards on Mineral Resources and Reserves, Definitions and Guidelines,” issued in 2000 and modified with adoption of the “CIM Definition Standards – For Mineral Resources and Mineral Reserves” in 2005.

The estimated resources reported at a cut-off grade of 0.4 grams gold per tonne are summarized in the following table.

Paredones Amarillos Measured and Indicated Mineral Resource Estimate

Resource Classification	Metric Tonnes (x1000)	Average Gold Grade (grams/tonne)	Short Tons (x1000)	Average Gold Grade (ounces/ton)	Contained Gold Ounces (x1000)
Measured (1),(2)	9,390	1.10	10,351	0.032	332
Indicated (1), (2)	61,216	0.91	67,478	0.026	1,787
Measured & Indicated (1), (2)	70,606	0.93	77,829	0.027	2,119

(1)                     Cautionary Note to Investors concerning estimates of Measured and Indicated Resources: This table uses the terms “measured resources” and “indicated resources”. We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

(2)                     Measured and Indicated Resources include material subsequently converted to Proven and Probable Reserves.

Paredones Amarillos Inferred Mineral Resource Estimate

Resource Classification	Metric Tonnes (x1000)	Average Gold Grade (grams/tonne)	Short Tons (x1000)	Average Gold Grade (ounces/ton)	Contained Gold Ounces (x1000)
Inferred (3)	7,694	0.64	8,481	0.019	158

(3)          Cautionary Note to Investors concerning estimates of Inferred Resources: This table uses the term “inferred resources”. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Silver occurs in the deposit, but due to the lack of quality assurance and quality control data for the silver assays a NI 43-101 compliant resource estimate has not been prepared.  Metallurgical testing indicates that silver recoveries are variable, but silver production is not included in the Study.  It cannot be assumed that any silver will be produced from the project.

The mineral reserve estimates prepared and reported by Mine Development Associates, under the supervision of Mr. Dyer, at a gold price of $700 per ounce of gold and cut-off grade of 0.4 grams gold per tonne are summarized in the following table.

Paredones Amarillos Proven and Probable Reserve Estimate

Reserve Classification	Metric Tonnes (x1000)	Average Grade (grams/tonne)	Short Tons (x1000)	Average Grade (ounces/ton)	Contained Gold Ounces (x1000)
Proven (4)	7,147	1.17	7,878	0.034	268
Probable (4)	30,801	1.06	33,952	0.031	1,047
Proven & Probable (4)	37,948	1.08	41,830	0.031	1,315

(4)                    Cautionary Note to U.S. Investors concerning estimates of Proven and Probable Reserves: The estimates of mineral reserves shown in this table have been prepared in accordance with NI 43-101.  The definitions of proven and probable reserves used in NI 43-101 differ from the definitions in U.S. Securities and Exchange Commission Industry Guide 7.  Accordingly, the Company’s disclosure of mineral reserves herein may not be comparable to information from U.S. companies subject to the reporting and disclosure requirements of the U.S. Securities and Exchange Commission.

Mining

Vista plans to extract ore from the mine using conventional open pit mining equipment and techniques.  A 91-tonne truck and loader fleet has been selected and ordered with first deliveries expected in June 2009.  The Company will be the owner and operator of the fleet and has entered into preliminary agreements for a maintenance and repair contract for the major mining equipment.  The higher-grade west lobe would be mined first and a significant portion of the waste rock from the east lobe would be used to backfill the west lobe of the pit.  Concurrent reclamation of two waste dumps would be completed during the latter years of the operation.

Processing

Vista intends to process the ore in a conventional crushing and grinding circuit consisting of a primary gyratory crusher followed by a semi-autogenous grinding mill and two ball mills with an expected mill ore throughput rate of 11,000 tonnes per day.  The crushing and grinding equipment was previously acquired by Vista from the Colomac Mine and is presently in Edmonton, Canada, waiting shipment to Arizona for repairs and reconditioning.  As previously reported, the cost of this equipment was approximately US$16 million, with funds provided from the Company’s private placement of convertible notes, completed in March 2008, for aggregate proceeds of approximately US$30 million.  The proposed flow sheet indicates that following grinding, the slurried ore will be sized by cyclones and then leached in tanks prior to gold recovery using a Kemix carbon-in-pulp circuit.  Gold will be stripped from the carbon and precipitated in an electrowinning cell prior to refining into doré bars.  The tailings will be detoxified using ferrous sulfate, paste thickened and deposited in a lined tailings impoundment facility on-site.

Water, Power, Fuel and Access

Due to the scarcity of surface water and political sensitivities regarding the use of groundwater, the Company has elected to construct and operate a desalination plant on the Pacific Coast.  Water would be pumped approximately 45 kilometers to the site.  Annual water consumption is estimated to be 1.4 million cubic meters.

The Company expects that energy for the project will be supplied by the Comisión Federal de Electrícidad from an existing sub-station located approximately 18 kilometers north of the project.

It is anticipated that diesel fuel for the project will be provided in bulk quantities by Petroleos de Mexico.  Fuel prices in Mexico are subsidized and have not experienced the volatility seen in other locations.

The project site is currently accessible by government-maintained dirt roads from the north and the west.  The main access will be from the north.  The Company plans to widen and improve approximately 10 kilometers of existing roads and to construct approximately 8 kilometers of new road immediately north of the project.

Socio-economic Considerations

The project is remotely located and is not expected to directly affect any local inhabitants.  The access road improvements will benefit the villages of Valle Perdido and El Rosario.  The Company is currently working with the local education and health care authorities and has become a “social partner” with the elementary school in El Rosario.  The Company is unaware of any social issues related to the development of the project.

Permits

The Paredones Amarillos gold Project is located in a special use area within the buffer zone of the Sierra Laguna Biosphere Reserve.  The special use area forms the northern limit of the buffer zone and has unimpeded access from the north.  As previously reported, earlier in 2008 Vista announced that it had received correspondence from the local La Paz office of the Mexican Environmental and Natural Resource Service (“SEMARNAT”) which indicates that staff in that office are of the opinion that the Change of Land Use Permit approved by SEMARNAT in 1997 in relation to the Paredones Amarillos gold Project is no longer valid.  This permit is necessary for the development of the project to proceed.  Vista’s advisors and counsel in Mexico have advised Vista that they believe that the permit remains valid.  However, Vista’s legal counsel in Mexico has advised Vista that a new Change of Land Use Permit application would be the most expeditious way to obtain the necessary approvals.  Since the last permitting up-date provided by the Company (as set out in its press release dated July 2, 2008), the Company has been involved in a steady dialogue with the government officials in BCS and in Mexico City.  On August 6, 2008 the Company filed a request for a Temporary Occupation Permit for the use of the federal ground in the project area for the life of the project.  This request is presently in the review process and management hopes to receive this permit at the end of this year.  The Company and its advisors are currently engaged in a series of discussions with SEMARNAT and the Mexican National Commission for Natural Protected Areas regarding the documentation required for the Change of Land Use Permit application, which will be submitted as soon as the agreement is reached in regard to the required accompanying documentation.  Based on earlier discussions with the Secretary of SEMARNAT and as previously reported, Vista’s management expects the application to be processed promptly and by law within 60 working days after its filing; in accordance with those terms established in the applicable legal provisions.  Vista expects that matters relating to the Change of Land Use Permit will be resolved shortly.  Additional information is contained in the Company’s press releases dated April 30, May 8, and May 21, 2008.

Economic Analysis

The economic analysis has been completed using a gold price profile with a gold price of US$850 per ounce in the first three years of production, decreasing to US$725 per ounce for the remainder.  This is considered to be the base case.  The analysis has also been completed using a fixed price with alternative sensitivity analyses completed at gold prices of US$700, US$800 and US$900 per ounce.  The economic analyses were conducted on 100% equity basis with no consideration of debt or leasing.  Estimated before and after-tax economic results, showing the internal rate of return (IRR) and net present value at a 5% discount rate (NPV5%), cumulative cash flow and sensitivity of the base case to changes in gold prices are presented in the following tables.

Before –Tax Economic Results

Gold Price Scenario	Before Tax IRR (%)	Before Tax NPV5% (US$ 000’s)	Before Tax Cumulative Cash Flow (US$ 000’s)
Base Case Gold Price Profile	21.0%	$128,890	$217,890
Fixed $700 Gold Price	12.2%	$59,888	$132,509
Fixed $800 Gold Price	21.4%	$149,033	$232,745
Fixed $900 Gold Price	29.7%	$238,179	$372,980

After-Tax Economic Results

Gold Price Scenario	After Tax IRR (%)	After Tax NPV5% (US$ 000’s)	After Tax Cumulative Cash Flow (US$ 000’s)
Base Case Gold Price Profile	16.6%	$82,902	$152,500
Fixed $700 Gold Price	9.3%	$32,010	$90,862
Fixed $800 Gold Price	17.1%	$97,272	$177,818
Fixed $900 Gold Price	24.2%	$162,030	$264,497

Schedule

Vista plans to utilize outside sources to provide the additional capital required for the project capital costs and will be proceeding to examine various project financing alternatives, including debt and equity components.  Vista expects to complete financing arrangements by the end of the year with the goal that construction will commence before the end of the first quarter of 2009.  As noted above, the Company has already purchased the major mill equipment with funds raised in the Company’s March 2008 private placement of convertible notes and placed orders for the major mining equipment, over the next few months Vista intends to identify the remaining long delivery items for order.  In addition, during the same period Vista intends to retain project engineers to prepare a detailed design of the project and to examine alternative construction management and project execution arrangements.

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would significantly increase their value. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.  Vista is undertaking programs to advance the Paredones Amarillos Project, including the completion of the definitive feasibility study with initial results reported in this press release as well as the purchase of long delivery equipment items. The results of a preliminary assessment completed in 2007 on the Mt. Todd Project in Australia were encouraging and additional technical studies are underway with the preparation of a definitive feasibility study planned for completion by mid-2009. Vista’s other holdings include the Guadalupe de los Reyes Project in Mexico, Yellow Pine Project in Idaho, Awak Mas Project in Indonesia, and the Long Valley Project in California.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 and forward-looking information within the meaning of applicable Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including reserve and resource estimates for the Paredones Amarillos Project; anticipated scheduling and production estimates and duration of production, as well as estimated capital and other costs, estimates of operating and other costs if mining is commenced at Paredones Amarillos; anticipated strip ratio and recovery rates at Paredones Amarillos; availability and timing of capital for project financing and other funds required for completion of construction and commencement of mining operations at Paredones Amarillos; anticipated cash flows, estimates of internal rates of return and net present value, if mining operations are commenced at Paredones Amarillos; plans for extraction and processing of ore and availability of water, energy and fuel required for such mining operations if commenced, including plans to construct and operate a desalination plant for provision of water; projected fuel prices; expectations regarding socio-economic impact of construction and operation of mining facilities at Paredones Amarillos; the timing and receipt of required land use, environmental and other permits for the Paredones Amarillos Project and timing for starting and completion of drilling and testing programs at the Paredones Amarillos Project; plans to confirm the validity of the Change of Land Use Permit for the Paredones Amarillos Project and timing for confirmation of the status of this permit; timing for completion of application process for new Change of Land Use Permit for the Project and outcome of this application process; timing and outcome for application for Temporary Occupation Permit for mining activities at the Paredones Amarillos Project; plans to purchase remaining surface land required by the Project; progress, scheduling and the performance and results of feasibility studies including the recently completed definitive feasibility study for the Paredones Amarillos Project; potential funding requirements and sources of capital; anticipated timing of commencement of construction and commencement of production at the Paredones Amarillos Project; contemplated development scenarios for the Paredones Amarillos Project; preliminary assessment results and plans for a feasibility study at the Mt. Todd Project; Vista’s future business strategy, competitive strengths, goals, operations, plans, potential project development, future share price and valuation, future gold prices, Vista’s potential status as a producer, and other such matters are forward-looking statements.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks relating to delays and incurrence of additional costs in connection with the feasibility study at our Paredones Amarillos Project, including uncertainty relating to timing and receipt for required governmental permits; uncertainty relating to timing and receipt for confirmation of the validity of the Change of Land Use Permit for the Paredones Amarillos Project, uncertainty relating to timing and outcome of application process for new Change of Land Use Permit for the Project; uncertainty relating to timing and outcome for application for Temporary Occupation Permit for mining activities at the Project; uncertainty relating to completion of agreement for purchase of remaining surface land required by the Project; uncertainty of feasibility study results and preliminary assessments and of estimates on which such results are based; risks relating to delays in commencement and completion of construction at the Paredones Amarillos Project and Mt. Todd Project; risks of significant cost increases; risks of shortages of equipment or supplies; risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates;  uncertainty of being able to raise capital on favorable terms or at all; and external risks relating to the economy and credit markets in general; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities commissions.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com